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                                                                                     --------------------------
                                                                                                   OMB APPROVAL
                                                                                     --------------------------
                                                                                     OMB Number:      3235-0104
FORM 3                                                                               Expires: December 31, 2001
                                                                                       Estimated average burden
                                                                                     hours per response.... 0.5
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                            WASHINGTON, D.C. 20549

                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                Section 30(f) of the Investment Company Act of 1940
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
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
1. Name and Address of           2. Date of     4. Issuer Name and Ticker or Trading Symbol
Reporting Person                 Event
                                 Requiring
                                 Statement

                                                UTEK Corporation                    UTOB
                                 02/22/01
--------------------------------
(Last)  (Middle)  (First)

Pope, Charles L.




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(Street)                         3. IRS         5. Relationship of Reporting       6. If Amendment,
                                 Identification Person to Issuer (Check all        Date of Original
                                 Number of      applicable)                        Filing
202 South Wheeler St.            Reporting
                                 Person             Director       10% Owner
                                                ---            ---

                                                 X  Officer    __ Other (Specify
                                                ---
                                                                      (Below)

                                                        Chief Financial Officer


                                                ----------------------------------





--------------------------------                                                   --------------------
(City)  (State)       (Zip)                                                        7. Individual or
                                                                                   Joint/Group Filing
                                                                                   (Check Applicable
Plant City, FL 33566                                                               Line)

                                                                                   _X__ Form Filed by
                                                                                   One Reporting
                                                                                   Person

                                                                                   ____ Form Filed by
                                                                                   more than one
                                                                                   Reporting Person
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

                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                      DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security      2. Amount of Securities      3. Ownership     4. Nature of Beneficial
(Instr. 4)                Beneficially Owned (Instr.   Form: Direct     Ownership (Instr. 5
                          4)                           (D) or
                                                       Indirect (I)
                                                       (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

             TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of       2. Date Exercisable and   3. Title and      4.          5.           6. Nature
Derivative        Expiration Date           Amount of         Conversion  Ownership    of
Security                                    Securities        or          Form of      Beneficial
(Instr. 4)                                  Underlying        Exercise    Derivative   Ownership
                                            Derivative        Price of    Securities:  (Instr. 5)
                                            Security          Derivative  Direct (D)
                                            (Instr. 4)        Security    or
                                                                          Indirect
                                                                          (I)
                                                                          (Instr. 5)
                  --------------------------------------------
                  Date          Expiration  Title   Amount
                  Exercisable   Date
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
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

Explanation of Responses:


**Signature of Reporting Person

/s/ Charles L. Pope                                  Date: March 8, 2001
-----------------------------
Charles L. Pope

**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.